Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation

Westell, Inc.	Illinois
ConferencePlus, Inc.	Delaware
ConferencePlus Global Services, Ltd.	Ireland
TLT Merger LLC	Delaware
Westell Limited	England and Wales
Noran Tel, Inc.	Saskatchewan